Spicy Pickle Strengthens Board; Announces Three New Members

Denver, CO - March 18, 2010- Spicy Pickle Franchising, Inc. (OTCBB: SPKL), operator of the fast casual restaurant chains Spicy Pickle in the United States and Bread Garden Urban Café in Canada, today proudly announced the significant strengthening of its board of directors with the addition of three members, bringing the total to seven.

The new board members are Mo Siegel, Gregg Marshall and Stacey Reed. The company has increased the board to 7 members to provide for directors with industry experience. Mr. Siegel and Mr. Marshall are considered independent directors and are not investors in the company.

Mr. Mo Siegel is the founder of Celestial Seasonings, Inc., the largest manufacturer and marketer of Specialty teas in North America. He served at various times as, Chairman, President and CEO of that company from 1970 until 2002, including after its sale to the Hain Food Group in 2000.  He also founded Earth Wise, Inc. products that was sold to Block Drug Company.  He is a public speaker, author, and has been featured in books, newspaper and magazine articles and for his work with several non-profit organizations.  Mr. Siegel presently serves on the Board of Directors of Whole Foods Market, Camelback Corp, and Annie’s Homegrown Foods.  He has served on 16 Boards of Directors on both public and private organizations and has extensive experience and continuing education in board management and affairs.  Over decades, Mr. Siegel has served on the audit, governance, nomination, and compensation committees of publicly traded companies.  He has specialized in the food industry either as a founder or board member for the past 40 years.

Mr. Gregg Marshall was the founder and CEO of SYGMA Network, Inc. which he built into the nation’s second largest distributor to restaurant chains, supplying chain restaurants nationwide through 17 distribution centers, over 4,000 employees, and more than $4 billion in annual sales.  He also led SYGMA’s acquisition of a business supplying international locations of US restaurant chains in over 100 countries.  Today, SYGMA is the largest subsidiary of SYSCO Corporation, a Fortune 100 company and the largest foodservice distributor in the US and Canada. Mr. Marshall also served as a senior officer of SYSCO for 22 years, a member of its senior executive team, and a participant in over 100 consecutive meetings of SYSCO’s Board.  During his tenure, SYSCO grew from $2 billion to over $30 billion in annual sales.  Previously, Mr. Marshall spent 10 years as an officer of Leprino Foods, Nobel Inc., and Shamrock Foods, all of which have been leading foodservice innovators.  Currently he runs the Marshall Consulting Group whose clients include restaurant chains, foodservice suppliers, investment management firms, and private equity firms, consulting on franchisor/franchisee relations and supply chain optimization.  Mr. Marshall sits on the Board of CiCi’s Pizza, a family style pizza concept with over 650 locations in the US.

Mrs. Stacey Reed is the wife of Presley Reed, who has been a member of the Board of Directors for several years, and along with Stacey a principal investor in the company.  From 1986 until 2008 when the company was sold, Mrs. Reed was the President of the Reed Group, Ltd, a company that delivers robust content, services and solutions, and software to help companies improve their organization’s performance, and return employees to healthy lives and full productivity.  Started by Presley Reed, Reed Group was a pioneer in the field of identifying, preventing and managing employee absence.  The company researched and published the definitive return-to-work reference tool now known as the MDGuidelines used by over 22,000 case managers and health care providers in 38 countries in their day-to-day operations.

Additionally Mr. Presley Reed will assume the duties as Chairman of the Board.

Mr. Geman, CEO, said, “We are truly blessed to have attracted this quality of new board members. I am sure these additions will go a long way, and quickly, toward helping the company connect with industry partners that can accelerate our growth and maximize our systems to create a profitable and attractive franchise system.  We have excellent food and a good foothold with our brands and now with help from these top executives who have been there before and have the creativity, knowledge and resources in this industry, we are confident that we will continue to grow at an acceptable  pace.  Having any one of these people on board would be a cause for pride but to be able to fill out our board with this level of membership is truly a compliment to our concept and bodes well for the future.”

Other current board members are Presley Reed, Ray Bonanno and company employees Marc Geman and Tony Walker.

About Spicy Pickle(TM) and Bread Garden:
Founded in 1999, Spicy Pickle Franchising, Inc. (OTCBB: SPKL) serves high quality meats and fine artisan breads, baked fresh daily, along with a wide choice of eight different cheeses, twenty-two different toppings, and fourteen proprietary spreads to create healthy and delicious panini and sub sandwiches with flavors from around the world. As a leading "fast-casual" concept, Spicy Pickle offers menu items that are far beyond traditional fast food but without the price point of casual dining. The hallmark of a Spicy Pickle restaurant is quality, service and an enjoyable atmosphere. The company is headquartered in Denver, Colorado, with restaurants open across 11 states and more in development nationwide. Spicy Pickle Franchising, Inc. also operates as franchisor for Bread Garden Urban Cafes, a bakery café concept with restaurants in the metropolitan Vancouver, Canada area. Bread Garden Urban Cafes serve coffee, pastries and breakfast items as well as lunch and dinner along with a wide variety of desserts and are found in typical high density urban settings along with specialty locations in two airports in British Columbia. To find out more about Spicy Pickle (OTCBB: SPKL), visit our website at www.spicypickle.com/.

Forward-Looking Statements:
Certain statements in this press release, including statements regarding the number of restaurants we intend to open, are forward-looking statements. We use words such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified franchisees and employees; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our franchisees and employees, and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; and other risk factors described from time to time in our SEC reports.

Company Contact:	or	The Investor Relations Company:
Marc Geman		Woody Wallace
Spicy Pickle Franchising, Inc.		wwallace@tirc.com
marc@spicypickle.com		312-245-2700
www.spicypickle.com
(303) 297-1902